Exhibit 10.34
REAL ESTATE PURCHASE AGREEMENT

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (“Agreement”) is made and entered into this 31st day of October, 2003 (the “Effective Date”), by and between UNITHER PHARMACEUTICALS, INC., a Delaware corporation (“Purchaser”), and MONTGOMERY COUNTY, a political subdivision of the State of Maryland (“Seller”) (Seller and Purchaser, collectively, the “Parties”).

1. DESCRIPTION OF PROPERTY. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign and convey, and Purchaser hereby agrees to purchase, that certain approximately 0.92-acre parcel of real property situate in Silver Spring, Montgomery County, Maryland, as more particularly described in Exhibit A attached hereto, together with the easements, rights, privileges and appurtenances thereto belonging (including without limitation all rights attributable to previous dedications of portion of the Property for use as public rights of way) (the “Property”).

2. PURCHASE PRICE. The purchase price of the Property is TWO MILLION EIGHT HUNDRED EIGHTY THOUSAND AND NO/100 DOLLARS ($2,880,000.00) (hereinafter referred to as the “Purchase Price”).

3. PURCHASE DEPOSIT.

     (a) Within three (3) business days after the execution and delivery of this Agreement by the Parties, Purchaser shall deposit with Arthur Konopka Law Offices, 4530 Wisconsin Avenue, N.W., Suite 300, Washington, D.C. 20016 Attn. Arthur Konopka, Esq. (“Escrow Agent”), agent for Lawyers Title Insurance Corporation (the “Title Company”), the sum of Eighty Thousand and No/100 Dollars ($80,000.00) (the “Initial Deposit”).

     (b) Within three (3) business days after the expiration of the Inspection Period (as hereinafter defined), and provided Purchaser has not terminated this Agreement as set forth in paragraph 5 below, Purchaser shall deposit with Escrow Agent the sum of Two Million Seven Hundred Thousand and No/100 Dollars ($2,700,000.00) (the “Second Deposit”).

     (c) The Initial Deposit and the Second Deposit are hereinafter collectively referred to as the “Purchase Deposit,” which term shall include all interest accrued thereon. The Purchase Deposit shall be held by Escrow Agent in one or more interest-bearing federally insured accounts with a financial institution reasonably acceptable to Purchaser and Seller. Interest on the Purchase Deposit shall accrue for the benefit of Purchaser.

4. PAYMENT OF PURCHASE PRICE. Purchaser agrees to pay to Seller the Purchase Price at the Closing (hereinafter defined) of which the Purchase Deposit shall constitute a part. The Purchase Price shall be paid in cash, certified funds or by electronic wire transfer at the Closing.

5. CONTINGENCIES. This Agreement is contingent upon the following:

     A. Inspection. Purchaser shall have until 5:00 PM (Eastern time) on December 15, 2003, to inspect the condition of the Property (the “Inspection Period”), and if the Property does not meet Purchaser’s satisfaction in its sole and absolute discretion, Purchaser shall be permitted to terminate this Agreement, by written notice to Seller received no later than such date and, upon termination of this Agreement, the Initial Deposit shall be promptly refunded and paid over to Purchaser and neither Party shall have any further liability to the other under this Agreement, except as expressly provided for by the terms of this Agreement.

     B. Environmental Inspection. Purchaser shall have until 5:00 PM (Eastern time) on December 15, 2003, to conduct an environmental inspection and/or audit of the Property. In the event the inspection or audit reveals certain conditions which require the expenditure of any sums to bring the Property into compliance with all existing Federal and State of Maryland environmental laws, statutes, regulations or ordinances, Purchaser shall be permitted to terminate this Agreement by written notice to Seller received no later than December 15, 2003, and, upon termination of this Agreement, the Initial Deposit shall be promptly refunded and paid over to Purchaser and neither Party shall have any further liability to the other under this Agreement, except as expressly provided for by the terms of this Agreement. Under no circumstances will the

Seller be obligated to the Purchaser to remediate or otherwise abate or correct any environmental condition at the Property. Subject to the right of Purchaser in paragraph 10 below to terminate this Agreement upon the occurrence of an Environmental Event (as hereinafter defined), Purchaser agrees that it will be responsible for any remediation, abatement or corrective action that is required on the Property after Closing, even if the condition existed prior to Closing.

     C. Right of Entry. During the pendency of this Agreement, Purchaser and its representatives, consultants and contractors may enter upon the Property upon reasonable notice to make such inspections and tests regarding the Property as Purchaser deems necessary or desirable, including without limitation investigations of zoning and topographic suitability to Purchaser’s intended use, soil boring studies, environmental inspections, audits or tests (including soil borings and such “Phase 2” testing as may be necessary), and the location of public facilities and utilities for the Property (including the relocation of the Public Facilities, as hereafter defined). Purchaser and Seller have executed the Right of Entry Agreement, a copy of which is attached hereto as Exhibit B attached hereto. The Right of Entry Agreement shall not be merged into this Agreement and termination of this Agreement shall not constitute a termination of the Right of Entry Agreement.

     D. Relocation of Public Facilities.

          (1) Certain stormwater management facilities (including stormwater drains, an oil/grit separator and related facilities) and related facilities (collectively, the “Public Facilities”) are currently located on the Property. Development of the Property for the use desired by Purchaser will necessitate the relocation of the Public Facilities. During the Inspection Period, Purchaser shall have the right to determine in its sole discretion whether the Public Facilities can be re-located on the Property such that the Property may be developed as Purchaser desires. If Purchaser shall determine in its sole discretion that the Public Facilities cannot be relocated on the Property such that the Property may be developed as Purchaser desires, or if Seller shall fail to provide the Seller’s Relocation Approval (as hereinafter defined) prior to the Closing Date, Purchaser shall be permitted to terminate this Agreement by written notice to Seller received prior to the Closing Date and, upon termination of this Agreement, the Purchase Deposit shall be promptly refunded and paid over to Purchaser and neither Party shall have any further liability to the other under this Agreement, except as expressly provided for by the terms of this Agreement. Seller (acting solely in its role as the owner/operator of the parking garage owned by Seller and located adjacent to the Property (the “Adjacent Garage”)), shall have the right to approve the proposed location of the Public Facilities solely for the purposes of determining whether said location, in comparison with the Public Facilities in their current location, would adversely impact the costs to the Seller of operating, maintaining, repairing and/or replacing the Public Facilities or would impair the functionality and effectiveness of the Public Facilities (said approval, the “Seller’s Relocation Approval”). Nothing herein shall limit Purchaser’s obligation to obtain approvals from Seller acting in its governmental regulatory capacity (or in its capacity as owner of any land other the Property upon which the Public Facilities are proposed to be located) as to the relocation of the Public Facilities to the extent such approvals are required by applicable law.

          (2) If Purchaser determines in its sole discretion that the Public Facilities can be relocated on the Property to the location approved by Seller’s Relocation Approval such that the Property may be developed as Purchaser desires (i.e. Purchaser elects not to terminate this Agreement as provided in subparagraph (1) above) and if Seller provides the Seller’s Relocation Approval, Purchaser shall be responsible for performing all work as may be necessary to relocate the Public Facilities. Purchaser shall also be responsible for obtaining permits and approvals, including any NPDES approvals requires for the relocation of the Public Facilities. The design and specifications of the relocated Public Facilities shall be subject to approval by Seller (said approval not to be unreasonably withheld, conditioned or delayed), but in no event, other than as may be necessary to maintain no less than the same water quality and quantity management function for the Adjacent Garage as the Public Facilities served prior to relocation, shall Seller have the right to require Purchaser to provide Public Facilities which exceed in design and specifications (including with respect to capacity and size) the Public Facilities as are in place prior to relocation. The work related to the relocation of the Public Facilities shall be performed by Purchaser in conjunction with Purchaser’s development of the Property. At Closing, Seller shall deposit into an escrow account to be held by Escrow Agent the sum of Three Hundred Thousand and No/100 Dollars ($300,000.00) (the “Relocation Escrow”). The terms and conditions of the Relocation Escrow and the conditions for disbursement therefrom are set forth in that certain Relocation Escrow Agreement (the form of which is attached hereto as Exhibit C) to be executed and delivered by Seller, Purchaser and Escrow Agent at Closing. The provisions of the Relocation Escrow Agreement which shall govern any conflict with the provisions of this subparagraph (2). Purchaser also have the right, at its expense, to relocate any sanitary sewer lines on the Property that interfere with Purchaser’s desired development of the Property and, with respect to any sanitary sewer line that serves the Adjacent Garage, the proposed location of the relocated sanitary sewer line shall be subject to the Seller’s approval, which approval will not be unreasonably withheld, delayed or conditioned; provided, however, that Seller shall approve to the proposed location if the relocated sanitary sewer line, upon relocation, shall have at least the same degree of functionality and accessibility as the sanitary sewer line had in its original location .

     E. Waiver of Subdivision Regulations. On September 25, 2003, in accordance with the opinion dated October    , 2003, the Montgomery County Planning Board of the Maryland-National Capital Park and Planning Commission (the “Planning Board”) approved the request for a waiver of certain Subdivision Regulations (the “Subdivision Waiver Approval”), such request having been made by that certain letter dated August 28, 2003, from Seller to the Planning Board. If any appeal of the Subdivision Waiver Approval shall be filed within any applicable appeal period and said appeal shall not have been be finally resolved prior to Closing such that on the Closing Date the original Subdivision Waiver Approval has not been affirmed without possibility of future appeal, Purchaser shall have the right to terminate this Agreement by providing written notice to Seller on or prior to Closing and, upon termination of this Agreement, the Purchase Deposit shall be promptly refunded and paid over to Purchaser and neither Party shall have any further liability to the other under this Agreement, except as expressly provided for by the terms of this Agreement.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller hereby represents, warrants and covenants to Purchaser, all of which are true as of the date hereof and shall be deemed to be remade by Seller to Purchaser as of the Closing Date (hereinafter defined) and shall survive the Closing (hereinafter defined).

     A. Seller’s Authority. The Seller is a political subdivision of the State of Maryland and has the lawful power and authority to enter into and carry out the terms of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved, and this Agreement, the Deed, the Right of Entry Agreement, the Relocation Escrow Agreement, the Easement Agreement, the Restrictive Covenant and Repurchase Agreement, and the Parking License Agreement, in the forms as attached as exhibits to this Agreement, each will constitute a valid and binding agreement of the Seller, enforceable in accordance with its terms.

     B. No Violation. Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will to the Seller’s actual knowledge constitute a violation of any applicable judgment, decree or order or, to the Seller’s actual knowledge, any applicable code, resolution, law, statute, regulation, ordinance or rule.

     C. No Government Proceedings. There are no existing, pending, nor to Seller’s actual knowledge any contemplated or threatened, condemnation, incorporation, annexation or moratorium proceedings affecting the Property (or any portion thereof).

     D. No Other Agreements. Seller owns fee title to the Property and the Property is not subject to any liens or encumbrances other than as may be determined upon examination of the title to the property in the Land Records for Montgomery County. Seller has not entered into any other contracts for the sale of the Property, and no party has a right of first refusal or option to purchase all or a portion of the Property.

     If Seller becomes aware of the fact that any representation or warranty contained in this Agreement should become materially untrue or incorrect at or before the Closing (hereinafter defined), Seller shall notify Purchaser of such condition and Purchaser may (i) waive such condition and close, or (ii) terminate this Agreement, whereupon the Purchase Deposit shall be refunded to Purchaser and no party hereto shall have any further rights, claims or liabilities hereunder, except as expressly provided for by the terms of this Agreement.

7. TITLE AND SETTLEMENT.

     A. Title. Within ten (10) business days after the Effective Date, Purchaser shall (i) order from the Escrow Agent a commitment for title insurance (the “Commitment”) accompanied by copies of all recorded documents relating to liens, encumbrances, plats, easements, rights of way, restrictions, covenants, ground leases and conditions affecting the Property, in such form as may be required by Purchaser, and (ii) order an ALTA/ACSM land title survey of the Property (the “Survey”). Within twenty (20) days after receipt of the Commitment, copies of all special exceptions identified therein, and the Survey, Purchaser shall notify Seller in writing (“Purchaser’s Objection Notice”) specifying any title matter, exceptions or survey matter to which it objects (any exceptions or title or survey matter to which Purchaser does not object shall be “Permitted Exceptions”). Within ten (10) business days after receipt of Purchaser’s Objection Notice, Seller shall provide Purchaser written notice (“Seller’s Cure Notice”) of which objections set forth in Purchaser’s Objection Notice that Seller will cure prior to the Closing; provided, however, that Seller shall not be required to expend any sum of money to cure any such objections. In the event Seller states in its Seller’s Cure Notice that Seller is unable or unwilling to eliminate or modify any objection raised in Purchaser’s Objection Notice, Purchaser may (i) terminate this Agreement by written notice to Seller whereupon the Purchase Deposit shall be refunded to Purchaser and no party shall have any further rights, claims or liabilities hereunder, except as expressly provided for by the terms of this Agreement, or (ii) accept such title as Seller can deliver.

     B. Date of Settlement. The closing shall occur on the earlier to occur of the following (the “Closing” or the “Closing Date”): (i) such date after the Effective Date that is set forth on a written notice by Purchaser to Seller stating that Purchaser is ready to proceed to Closing (Closing to occur no sooner than ten (10) days after the date of such notice), or (ii) December 15, 2004, or (iii) on such other date as the Parties may agree. Seller and Purchaser agree to make full settlement in accordance with the terms hereof on the Closing Date.

     C. Place of Settlement. The Closing shall take place at the offices of the Escrow Agent. The Purchase Deposit shall be held by the Escrow Agent in escrow pursuant to the terms and conditions of this Agreement.

     D. Payment of Settlement Costs. Purchaser agrees to pay at the Closing the settlement charges in connection with the examination of title, the Survey, the cost of the preparation and recordation of any mortgage instruments and any document recording expenses. Seller shall pay the cost to satisfy any deeds of trust, mortgages, judgments or other monetary liens upon the Property that Seller has agreed to discharge prior to Closing and provide releases with respect thereto. Purchaser shall also pay recording costs and fees with respect to the Deed (as hereinafter defined), any recordation, transfer and other taxes imposed on the Deed by the State of Maryland and/or Montgomery County (including Agricultural Transfer Taxes, if any), and all other costs of Closing. Seller and Purchaser hereby covenant and agree with each other that no real estate commissions, finder’s fees or broker’s fees have been or will be incurred in connection with this Agreement or the transactions contemplated herein. Each party shall indemnify and hold harmless the other from and against any costs or liability arising from the claim of a broker or agent claiming through such party.

     E. Taking Title. The Property is to be conveyed in the name of Purchaser or such other entity or individual as designated by Purchaser. Seller agrees to execute and deliver the Deed at the Closing; said Deed shall convey good, marketable and insurable title to the Property to Purchaser, subject to the Permitted Exceptions.

     F. Adjustments. Taxes, water rents, and all utility and other operating expenses of the Property are to be adjusted as of the date of the Closing.

     G. Closing.

          (1) Seller’s Deliveries. On the Closing Date, Seller shall deliver to Escrow Agent two (2) original counterparts of the following documents, fully executed and acknowledged where appropriate, and such other items as follows:

               (a) Deed. A special warranty deed executed by Seller in the form attached hereto as Exhibit D conveying Seller’s title to the Property to Purchaser, or any nominee or assignee of Purchaser, subject only to the Permitted Exceptions (the “Deed”); and

               (b) Owner’s Affidavit. An owner’s affidavit as to mechanic’s liens and parties in possession in form and substance reasonably acceptable to Seller and as may be reasonably required by the Title Company to issue the Title Policy (as hereinafter defined);

               (c) Non-Foreign Certificate. If required of a political subdivision, as affidavit executed by Seller in form and substance reasonable acceptable to the Seller certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code or any related regulations, as amended;

               (d) Relocation Escrow Agreement. A Relocation Escrow Agreement executed by Seller and in form attached hereto as Exhibit C (the “Relocation Escrow Agreement”);

               (e) Easement Agreement. An Easement Agreement executed by Seller in the form contemplated by paragraph 13F below (the “Easement Agreement”);

               (f) Restrictive Covenant and Repurchase Agreement. A Restrictive Covenant and Repurchase Agreement executed by Seller and in form attached hereto as Exhibit E (the “Restrictive Covenant and Repurchase Agreement”); and

               (g) Release of Memorandum of Real Estate Purchase Agreement. A release of the Memorandum of Real Estate Purchase Agreement executed by Seller in recordable form and in substance effective to release the Memorandum of Contact (as hereinafter defined) of record (the “Release of Memorandum”).

          (2) Purchaser’s Deliveries.

               (a) Purchase Price. On or prior to the Closing Date, Purchaser shall deliver to Escrow Agent a certified check or wire transfer in an amount equal to the Purchase Price, less the Purchase Deposit and any prorations or other adjustments provided for herein;

               (b) Relocation Escrow Agreement. The Relocation Escrow Agreement executed by Purchaser;

               (c) Easement Agreement. The Easement Agreement executed by Purchaser;

               (d) Restrictive Covenant and Repurchase Agreement. The Restrictive Covenant and Repurchase Agreement executed by Purchaser; and

                    (g) Release of Memorandum of Real Estate Purchase Agreement. The Release of the Memorandum executed by Purchaser.

8. REPRESENTATIONS, WARRANTIES AND CONDITIONS TO PURCHASER’S OBLIGATIONS.

     A. Representations and Warranties of Purchaser:

     Due Organization and Good Standing. The Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Delaware and is duly qualified to enter into this Agreement and undertake the obligations provided for herein.

     Purchaser’s Authority. The Purchaser has the full and unrestricted lawful power and authority to enter into and carry out the terms of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been or will be as of the Closing Date, duly authorized and approved by all requisite action, as the case may be, and this Agreement, when duly executed and delivered, will constitute a valid and binding agreement of the Purchaser, enforceable in accordance with its terms.

     No Conflict. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under Purchaser’s articles of incorporation or bylaws or any agreement or instrument to which Purchaser is a party or is subject; (ii) violate any agreement, restriction, easement, restrictive covenant, or instrument to which Purchaser is a party or to which Purchaser is subject; or, (iii) to Purchaser’s knowledge, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order applicable to Purchaser.

     No Violation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser which question the validity of this Agreement, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     B. Conditions of Purchaser’s Obligation to Close. The obligation of Purchaser to consummate the conveyance of the Property hereunder is subject to the satisfaction of each of the following conditions precedent (any of which may be waived in whole or in part by the Purchaser at or prior to the Closing):

          (1) The representations and warranties of Seller contained in this Agreement shall be true, complete and accurate, and all covenants and other agreements of Seller shall have been performed or observed, on and as of the date hereof and the Closing Date as if the same were made on and as of such date.

          (2) The Title Company shall be irrevocably committed to insure Purchaser on the Closing Date as the fee owner of the Property in the amount of the Purchase Price by issuance of an ALTA owner’s title insurance policy (the “Title Policy”) and in the standard form issued by the Title Company in the State of Maryland, subject only to the Permitted Exceptions.

          (3) No Environmental Event (as hereinafter defined) shall have occurred at the Property.

          (4) This Agreement shall not have been terminated as expressly provided by this Agreement.

9. REMEDIES.

     A. Seller’s Default. In the event Seller shall fail to sell, transfer and assign the Property to Purchaser for any reason and/or perform any other obligation of Seller hereunder, except upon a material default of Purchaser or termination of this Agreement by Seller or Purchaser pursuant to the provisions hereof, Purchaser shall be entitled to its choice of the following remedies: (i) Purchaser may seek specific performance of this Agreement, or (ii) Purchaser may declare this Agreement to be null and void and demand return of the Purchase Deposit.

     B. Purchaser’s Default. In the event that Purchaser shall fail to consummate this Agreement for any reason, except upon a default of Seller or termination of this Agreement by Seller or Purchaser pursuant to the terms and provisions hereof, Seller shall be entitled as its sole and exclusive remedy to receive the Initial Deposit (and not the Second Deposit, which shall be promptly returned to Purchaser), as full and agreed upon liquidated damages and each of the Parties shall be released from any further liability hereunder.

10. DESTRUCTION, DAMAGE OR ENVIRONMENTAL EVENT PRIOR TO THE CLOSING DATE.

               (a) Except as otherwise provided herein or in the Right of Entry Agreement, Seller assumes all risk of loss or damage to the Property by fire or other casualty until the executed Deed is delivered to Purchaser at the Closing. If at any time on or prior to the Closing Date any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, or if an Environmental Event (as hereinafter defined) shall occur, Seller shall promptly give written notice thereof to Purchaser. In the event of such destruction, damage or Environmental Event, Purchaser shall have the right to terminate this Agreement by written notice to Seller within ten (10) days following the date upon which Purchaser receives written notice and, upon termination of this Agreement, the Purchase Deposit shall be promptly refunded and paid over to Purchaser and neither Party shall have any further liability to the other under this Agreement, except as expressly provided for by the terms of this Agreement. If Purchaser does not elect to so terminate this Agreement within said ten (10) day period, this Agreement shall remain in full force and effect and the parties shall proceed to the Closing without any reduction or adjustment in the Purchase Price and Purchaser shall assume all responsibility, legal and financial, for the Property in its “as is” condition at the time of Closing.

               (b) For the purposes of this paragraph 10, the term “Environmental Event” shall mean the release, discharge or disposal of any Hazardous Material on, onto, in (or within), under, over or from the Property, or the violation of any Environmental Law because of the condition of, or activity on, the Property. The term “Hazardous Material” means any hazardous or toxic material, substance, contaminant or waste, or similar terms, defined by or regulated as such under any Environmental Laws, including, but not limited to, petroleum and petroleum products (other than petroleum products or other automotive fluids contained in the automobiles which are parked on the Property in connection with Seller’s public parking operations at the Property or any de minimis amount of petroleum products or other automotive fluids that in the normal operations of a public parking operation would be expected to leak from the automobiles parked on the Property).

The term “Environmental Law(s)” means any federal, state or local law, ordinance, regulation, rule, court order or decree, or administrative order or any administrative policy or guideline concerning action levels of a governmental authority relating to the environment, public health, any Hazardous Material or any Environmental Event on, under or about the Property, in effect from time to time, including, but not limited to (i) the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251 et seq.); (ii) the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.); (iii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.); (iv) the Federal Clean Air Act, as amended (42 U.S.C. §7401 et seq.); (v) the Toxic Substances Control Act, as amended (15 U.S.C. §2601 et seq.); and (ix) all regulations or guidelines promulgated pursuant to all of the foregoing, as same may be amended from time to time.

11. CONDEMNATION.

     In the event, at any time prior to the Closing Date, any action or proceeding is filed, under which the Property, or any portion thereof, may be taken pursuant to any law, ordinance or regulation or by condemnation or the right of eminent domain, Seller shall promptly give written notice thereof to Purchaser. Purchaser shall have the right to terminate this Agreement by written notice to Seller within ten (10) days following the date upon which Purchaser receives notice of such action or proceeding from Seller and a description of the Property (or portion thereof) proposed to be taken thereunder, and, upon termination of this Agreement, the Purchase Deposit shall be promptly refunded and paid over to Purchaser and neither Party shall have any further liability to the other under this Agreement, except as expressly provided for by the terms of this Agreement. If Purchaser does not elect to so terminate this Agreement within said ten (10) day period, this Agreement shall remain in full force and effect and the Parties shall proceed to the Closing without any reduction or adjustment in the Purchase Price.

12. DISPOSITION OF DEPOSIT.

     The Purchase Deposit shall be held by Escrow Agent in accordance with this Agreement until the Closing, or until disposition thereof is made pursuant to the terms of this Agreement. Escrow Agent shall have the right to disburse the Purchase Deposit to Purchaser or Seller (a) at the Closing with respect to the Purchase Deposit and/or (b) otherwise, as provided in this Agreement upon ten (10) days written notice to the Parties; provided, however, that Escrow Agent shall not have received any written objections to such disbursements within ten (10) days after receipt by Purchaser and Seller of said notice. The Parties acknowledge that Escrow Agent shall have no liability to any party on account of Escrow Agent’s failure to disburse the Purchase Deposit if a dispute shall have arisen between the Parties with respect to the propriety of such disbursement; and there is an unresolved dispute as to who is entitled to receive the amount(s) escrowed, Escrow Agent shall have the right to retain the funds and disburse them in accordance with the final order of a Court of competent jurisdiction located in Montgomery County, Maryland, or to deposit such funds with said Court pending a final decision of such controversy. The Parties further agree that Escrow Agent shall not be liable for failure of any bona fide, federally-insured depository and shall not be otherwise liable except in the event of Escrow Agent is guilty of negligence or misconduct.

13. DEVELOPMENT.

     A. Definitions.

               (1) “Applicable Law” means any federal, state or local law or regulation, or bond covenants for Federal, County Government, or State bonds, applicable to the parties, the Property and/or this Agreement. Applicable Law includes orders of court or administrative agencies having jurisdiction over any of the parties hereto with respect to or affecting the Purchaser or the Property, including without limitation regulations of and requirements imposed by the United States Food and Drug Administration (the “FDA”).

               (2) “Development Approvals” means, as contemplated by Applicable Law, and as may be necessary, any subdivision approval (including without limitation the Subdivision Waiver Approval), preliminary plan of subdivision approval, project plan approval, site plan approval, record plat approval and recordation, site plan enforcement agreements, building permits, storm water management approvals, sediment control permits, utility connections and any other permit or governmental or quasi-governmental approval (including without limitation from the FDA) which is necessary to commence and duly and diligently construct to completion, reconstruct, operate, repair and maintain the Project.

               (4) “Force Majeure” means the following events or circumstances, to the extent that they cause the delay of performance of any obligation hereunder incurred by Purchaser and such delay is beyond the reasonable control of and could not be reasonably anticipated or accommodated by Purchaser:

          Strikes or lockouts (excluding the general contractor’s workforce) or inability to procure materials or suitable substitute materials or failure of utilities necessary for performance;

          Changes in law (including without limitation any Applicable Law) applicable to the development, construction and/or operation of the Project, including changes in law that would reduce or restrict the density, height or use of the Project as contemplated by Purchaser;

          Delays in obtaining Development Approvals for the development, construction and/or operation of the Project, including the imposition of conditions to Development Approvals that materially and adversely affect Purchaser’s ability to construct the Project as contemplated by Purchaser;

          Acts of God, tornadoes, hurricanes, floods, sinkholes, fires and other casualties, landslides, earthquakes, and abnormally inclement weather for the area;

          Acts of war, terrorism, blockades, insurrection, riots, civil disturbances, or national calamities; and

          Other acts or circumstances to the extent they would otherwise customarily constitute a Force Majeure event.

          Force Majeure shall not include matters which increase cost but do not cause delay.

               (3) “Permitted Uses” means the utilization of the Project for the Silver Spring Ovarian Cancer Laboratory Project, other biotechnology or laboratory purposes, and/or other uses supporting the primary use, including without limitation administrative offices and storage.

               (4) “Project” means all improvements now or hereafter constructed on the Property from time to time. The initial phase of the Project shall include construction of approximately 37,000 square feet (and containing approximately 30,000 square feet of FAR) of laboratory space, related administrative laboratory space, and related administrative and ancillary uses.

     B. Construction of Improvements.

          (1) Commencement of Construction. Purchaser agrees to commence construction of the initial phase of the Project on the Property within ninety (90) days after the later to occur of (i) the Closing Date or (ii) the issuance of the Development Approvals (the “Construction Commencement Date”), and thereafter to proceed with reasonable dispatch to complete construction of the Project. Notwithstanding the foregoing, the Construction Commencement Date shall be extended one (1) day for each day that the construction of the initial phase of the Project cannot be undertaken due to events of Force Majeure up to a total of 18 months after the Construction Commencement Date.

          (2) Completion of Construction. The initial phase of the Project shall be “Substantially Completed” by the date (the “Substantial Completion Date”) which is no later than the later to occur of (i) October 1, 2007, or (ii) the date which is two (2) years after the issuance of the Development Approvals. Notwithstanding the foregoing, the Substantial Completion Date shall be extended one (1) day for each day that the construction of the initial phase of the Project cannot be undertaken or Substantially Completed due to events of Force Majeure. For purposes of this subparagraph (2), the initial phase of the Project shall be deemed to be “Substantially Completed” on the date that Purchaser’s architect shall execute a certificate of substantial completion certifying, in part, that construction of the initial phase of the Project has been substantially completed and is available for occupancy (subject to issuance of a certificate of use and occupancy by the Montgomery County Department of Permitting Services) for one or more of the Permitted Uses. The terms, provisions and conditions of the above covenant are set forth in the Restrictive Covenant and Repurchase Agreement, which Restrictive Covenant and Repurchase Agreement shall control over any conflict with the terms, provisions and/or conditions of this subparagraph (2).

          C. Cooperation in Obtaining Development Approvals. At all times after the Effective Date and prior to the date of Closing, Seller shall cooperate with Purchaser in assisting Purchaser to obtain Development Approvals. To this end, Seller has executed and delivered to Purchase the Agency Authorization in the form attached hereto as Exhibit F. The foregoing notwithstanding, any instruments or agreements required of Seller hereunder shall be in form reasonably acceptable to Seller and shall not impose any expense or liability on Seller except as Seller may otherwise agree.

          D. Use of the Property. For a period of seven (7) years following issuance of a certificate of use and occupancy for the initial phase of the Project, the primary uses of the improvements constructed on the Property shall be restricted to one or more of the Permitted Uses unless otherwise approved by Seller (such approval not to be unreasonably withheld, conditioned or delayed). The terms, provisions and conditions of the above covenant are set forth in the Restrictive Covenant and Repurchase Agreement, which Restrictive Covenant and Repurchase Agreement shall control over any conflict with the terms, provisions and/or conditions of this subparagraph D.

          E. Access Easement. The Property shall be developed in such manner as to preserve pedestrian and vehicular access to the Adjacent Garage from Cameron Street to a degree that is at least as good as that which currently exists. The Parties shall execute and deliver at Closing an Easement Agreement, in a form to be agreed upon by the Parties prior to Closing covering both the pedestrian and vehicular access and the Public Facilities.

     14. OPERATION OF THE PROPERTY PENDING CLOSING. Until the Closing Date, Seller may continue to use the Property as a surface public parking lot in substantially the same manner as Seller operated the public parking lot immediately prior to the Effective Date and consistent with the operation of other similar facilities operated by

Seller. Any material change in the use of the Property shall require the prior written approval of Purchaser, which may be granted or denied at Purchaser’s sole discretion. Seller shall not construct on the Property improvements of any kind (other than pavement repair work for the existing surface lot or repairs needed in connection with the Public Facilities or other utilities serving the Adjacent Garage) without the prior written approval of Purchaser, which may be granted or denied at Purchaser’s sole discretion. Other than in connection with the public parking on the Property or servicing the Adjacent Garage, Seller shall not store any vehicles, supplies or materials (including without limitation any Hazardous Materials) on the Property. Prior to the Closing Date, Seller shall remove at its sole cost and expense all parking meters and other personal property of Seller affixed to or located on the Property (excluding the Public Facilities). Any such property remaining on the Property after the Closing Date shall become the property of Purchaser and may be disposed of by Purchaser as it sees fit without obligation to Seller. Prior to Closing, Seller shall not encumber the Property or allow any judgment to attach to the Property or grant, convey or assign any easement or other property right or interest in the Property or any potion thereof

     15. CHOICE OF LAW. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Maryland. In the event of any dispute arising with respect to this Agreement, the Parties agree that venue shall be in the Circuit Court for Montgomery County, Maryland.

     16. TIME OF ESSENCE. Purchaser and Seller agree that time is of the essence of this Agreement.

     17. ACCEPTANCE; DATE OF AGREEMENT. The “Effective Date” shall be the date this Agreement is executed by the Seller. This Agreement must be ratified and accepted by Seller within thirty (30) business days after the date this Agreement is executed by Purchaser in order to be effectual and binding; otherwise, the obligations of Purchaser hereunder shall cease and terminate and the Purchase Deposit shall be refunded.

     18. BINDING EFFECT; ENTIRE AGREEMENT. Purchaser and Seller mutually agree that this Agreement shall be binding upon them, and their respective heirs, executors, administrators, successors and assigns; that this Agreement contains the final and entire Agreement between the Parties, and that they shall not be bound by any terms, conditions, statements, warranties, or representations, oral or written, express or implied, not expressly contained herein. The language of this Agreement shall in all cases be construed as a whole and according to its fair meaning and not strictly for or against any party hereto, whether or not all or any portion of this Agreement was drafted by or on behalf of any party hereto.

     19. PRONOUNS. The words “Seller,” “Purchaser,” all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity and the context may require.

     20. NOTICES. Any notices, consents or other communications required or permitted to be given pursuant to this Agreement must be in writing and shall be deemed to have been delivered (a) if delivered in person or via courier, when received at the address of the person to whom notice is given, (b) if sent by a nationally recognized overnight delivery service (e.g., Federal Express, UPS, Airborne Courier), on the first (1st) business day after receipt by such delivery service for overnight delivery, or (c) if sent by certified United States Mail (except where actual receipt is specified in this Agreement), on the earlier of the date actually received or two (2) business days after deposited in a receptacle provided by the United States Post Office, addressed to the intended Parties at the following respective addresses:

If to Seller:	Montgomery County Government
Office of the County Executive
101 Monroe Street, Second Floor
Rockville, Maryland 20850
Attention: Chief Administrative Officer

With a copy that does not constitute notice to:

Montgomery County Government
Department of Economic Development
101 Monroe Street
Rockville, Maryland 20850
Attention: Director

With a copy that does not constitute notice to:

County Attorney for Montgomery County, Maryland
101 Monroe Street, 3rd Floor
Rockville, Maryland 20850
Attn.: County Attorney

With a copy that does not constitute notice to:

Montgomery County Department of Public
      Works and Transportation, Division of Parking Services
101 Orchard Ridge Drive, Suite 200
Gaithersburg, Maryland 20878

If to Purchaser:            Unither Pharmaceuticals, Inc.
1110 Spring Street
Silver Spring, Maryland 20910
Attn: General Counsel

With a copy to:      Holland & Knight LLP
3 Bethesda Metro Center, Suite 800
Bethesda, Maryland 20814
Attn. Jerald S. Cohn, Esq.

If to Escrow Agent:             Arthur Konopka Law Offices
4530 Wisconsin Avenue, N.W., Suite 300
Washington, D.C. 20016
Attn. Arthur Konopka, Esq.

or to such other substitute address and/or addressee as any party hereto shall designate by written notice to the other party in accordance with the terms of this paragraph; provided, however, that no such notice of change of address and/or addressee shall be effective unless and until actually received by the party to whom such notice is sent.

     21. MEMORANDUM OF CONTRACT. Upon execution of this Agreement, Seller and Purchaser shall execute and deliver a Memorandum of Real Estate Purchase Agreement (the “Memorandum of Contract”) in the form attached hereto as Exhibit G. Purchaser shall thereupon cause the Memorandum of Contract to be recorded against the Property to provide notice of the existence of this Agreement.

     22. MONTGOMERY COUNTY PROVISIONS.

          A. Master Plan Disclosures.

               (i) Seller has offered the Purchaser the opportunity to review the applicable master plan and municipal land use plan for the area in which the Property is located and any adopted amendment.

               (ii) Seller has informed Purchaser that amendments affecting the plan may be pending before the County Planning Board or the County Council or a municipal planning body.

               (iii) Purchaser has waived the right to review each plan and adopted amendment.

               (iv) Purchaser understands, that to stay informed of future changes in county or municipal land use plans, Purchaser should consult the County Planning Board and the appropriate municipal planning body.

          B. Water and Sewer Disclosures.

               (i) Seller has provided to Purchaser the all information required by §40-10A(a) of the

Montgomery Code (or Seller has informed Purchaser that Seller does not know the information required by said §40-10A(a)), including the following: (i) whether the Property is connected to, or has been approved for connection to, a public water and sewer system, (ii) the source, if any, of potable water for the Property, (iii) whether an individual sewage disposal system has been constructed on the Property or approved or disapproved for construction, (iv) the water and sewer service area category or categories that currently apply to the Property, and a brief explanation of how each category affects the availability of water and sewer service to the Property, (v) any recommendations in the applicable master plan regarding water and sewer service to the Property, and (vi) the status of any pending water and sewer comprehensive plan amendments or service area category changes that would apply to the Property.

               (ii) Purchaser understands that, to stay informed of future changes in County or municipal water and sewer changes, Purchaser should consult the County Planning Board, the Washington Suburban Sanitary Commission, the Department of Permitting Services, or the Department of Environmental Protection, or any appropriate municipal planning board or water and sewer body.

          C. Subdivision Plat. Purchaser acknowledges that, due to the pending subdivision process, Purchaser will not receive a copy of any plat of subdivision in which the Property is located and no plat of subdivision will exist on the date of Closing.

          D. Airports, Heliports Disclosures. Purchaser hereby acknowledges that Seller has disclosed to Purchaser the relative location of an airport or heliport, as defined in the Montgomery County Zoning Ordinance, existing within a five-mile radius of the Property.

          E. Special Protection Area Disclosures. Seller has disclosed to Purchaser whether the Property is located in an area designated as a special protection area under §19-62 of the Montgomery County Code. If the Property is located in a “special protection area,” Purchaser understands that special water quality measures and certain restrictions on land uses and impervious surfaces may apply to the Property.

[Signatures Commence on Next Page]

IN WITNESS WHEREOF, the Parties hereto hereby ratify, accept and agree to the above and acknowledge it to be our Agreement, all as of the day and year first hereinabove written.

PURCHASER:

UNITHER PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Martine Rothblatt, Ph.D.

Name:	Martine Rothblatt, Ph.D.
Title:	CEO

Date: October 31, 2003

SELLER:

MONTGOMERY COUNTY, MARYLAND

By:	/s/ William Money

William Mooney
Assistant Chief Administrative Officer

Date: November 20, 2003

APPROVED AS TO FORM AND LEGALITY

By:	/s/ Diane R. A. Jones

Diane R. A. Jones
Date:	November 14, 2003

EXHIBIT E

After recording, return to:
_________________________
_________________________
_________________________

RESTRICTIVE COVENANT
AND REPURCHASE AGREEMENT

     THIS RESTRICTIVE COVENANT AND REPURCHASE AGREEMENT (this “Agreement”) is made as of this         day of         , 200   , by and between MONTGOMERY COUNTY, MARYLAND, a political subdivision of the State of Maryland (the “County”), and UNITHER PHARMACEUTICALS, INC., a Delaware corporation (“Unither,” which term shall include the successors and assigns of Unither).

RECITALS

     A. Pursuant to that certain Special Warranty Deed of even date herewith, the County conveyed to Unither all the County’s right, title and interest in and to that certain parcel of real property located in Montgomery County, Maryland, more particularly described by Exhibit A attached hereto (the “Property”).

     B. Unither has proposed to construct certain improvements on the Property.

     C. The County and Unither agreed to enter into this Agreement in order to ensure that the Construction Covenant and the Permitted Uses Covenant (as hereinafter defined) as set forth in this Agreement (i) will, during the Effective Period (as hereafter defined), run with, encumber and burden the Property, and be binding, during the Effective Period, upon Unither and all others who may hereafter obtain any interest in or to all or any portion of the Property, and (ii) will, during the Effective Period, run to the benefit of the County and be enforceable, in accordance with the terms of this Agreement, by the County.

     NOW, THEREFORE, in consideration of the foregoing recitals and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the County and Unither do hereby covenant and agree as follows:

     1. Definitions.

          (a) “Additional Investment Costs” mean all actual out-of-pocket costs paid by Unither to third parties and which are incurred through the date of the closing of the repurchase for construction, architectural and engineering services and materials in connection with the development and construction of the improvements which comprise the Project.

          (b) “Applicable Law” means any federal, state or local law or regulation, or bond covenants for Federal, County Government, or State bonds, applicable to the parties, the Property and/or this Agreement. Applicable Law includes orders of court or administrative agencies having jurisdiction over any of the parties hereto with respect to or affecting Unither or the Property, including without limitation regulations of and requirements imposed by the United States Food and Drug Administration (the “FDA”).

          (c) “Changes in Law” means changes in law (including without limitation any Applicable Law) applicable to the development, construction and/or operation of the Project, including changes in law that would reduce or restrict the density, height or use of the Project as contemplated by Unither;

          (d) “Development Approvals” means, as contemplated by Applicable Law, and as may be necessary, any subdivision approval (including without limitation approval beyond any applicable appeal period of the waiver of certain Subdivision Regulations as requested by Unither by letter dated August 28, 2003, to the Montgomery County Planning Board of the Maryland-National Capital Park and Planning Commission), preliminary plan of subdivision approval, project plan approval, site plan approval, record plat approval and recordation, site plan enforcement agreements, building permits, storm water management approvals, sediment control permits, utility connections and any other permit or governmental or quasi-governmental approval (including without limitation from the FDA) which is necessary to commence and duly and diligently construct to completion, reconstruct, operate, repair and maintain the Project.

          (e) “Force Majeure” means the following events or circumstances, to the extent that they cause the delay of performance of any obligation hereunder incurred by Unither and such delay is beyond the reasonable control of and could not be reasonably anticipated or accommodated by Unither:

•	Strikes or lockouts (excluding the general contractor’s workforce) or inability to procure materials or suitable substitute materials or failure of utilities necessary for performance;

•	Changes in Law;

•	Delays in obtaining Development Approvals for the development, construction and/or operation of the Project, including the imposition of conditions to Development Approvals that materially and adversely affect Unither’s ability to construct the Project as contemplated by Unither;

•	Acts of God, tornadoes, hurricanes, floods, sinkholes, fires and other casualties, landslides, earthquakes, and abnormally inclement weather for the area;

•	Acts of war, terrorism, blockades, insurrection, riots, civil disturbances, or national calamities; and

•	Other acts or circumstances to the extent they would otherwise customarily constitute a Force Majeure event.

•	Force Majeure shall not include matters which increase cost but do not cause delay.

          (f) “Permitted Uses” means the utilization of the Project for the Silver Spring Ovarian Cancer Laboratory, other biotechnology or laboratory purposes, and/or other uses supporting the primary use, including without limitation administrative offices and storage.

          (g) “Project” means all improvements now or hereafter constructed on the Property from time to time. The initial phase of the Project shall include construction of approximately 37,000 square feet (and containing approximately 30,000 square feet of FAR) of laboratory space, related administrative laboratory space, and related administrative and ancillary uses.

          (h) “Repurchase Price” means the amount equal to the sum of (i) one hundred percent (100%) of the Purchase Price paid by Unither to the County for the Property, which is an amount equal to [TWO MILLION EIGHT HUNDRED EIGHTY THOUSAND AND NO/100 DOLLARS ($2,880,000.00)], plus (ii) Additional Investment Costs.

     2. Construction Covenant.

          (a) Unither hereby covenants and agrees that the initial phase of the Project shall be “Substantially Completed” by the date (the “Substantial Completion Date”) which is no later than the later to occur of (i) October 1, 2007, or (ii) the date which is two (2) years after the issuance of the Development Approvals. Notwithstanding the foregoing, the Substantial Completion Date shall be extended one (1) day for each day that the construction of the initial phase of the Project cannot be undertaken or Substantially Completed due to events of Force Majeure.

          (b) For purposes of paragraph 2(a) above, the initial phase of the Project shall be deemed to be “Substantially Completed” on the date that Unither’s architect shall execute a certificate of substantial completion certifying, in part, that construction of the initial phase of the Project has been substantially completed and is available for occupancy (subject to issuance of a certificate of use and occupancy by the Montgomery County Department of Permitting Services) for one or more of the Permitted Uses.

          (c) Promptly after the initial phase of the Project has been Substantially Completed, upon request made by Unither to the County, the County shall execute a written release of the Construction Covenant to be recorded among the Land Records of Montgomery County, Maryland.

     3. Permitted Uses Covenant.

          (a) Unither hereby covenants and agrees that, commencing on the date of issuance of a certificate of use and occupancy for the initial phase of the Project and continuing through the last day of the Effective Period (as hereinafter defined), the primary use of the Project shall be restricted to one or more of the Permitted Uses unless otherwise approved by the County, such approval not to be unreasonably withheld, conditioned or delayed (the aforesaid covenant is hereinafter referred to as the “Permitted Uses Covenant”). Nothing herein shall be deemed to prohibit Unither from leasing or licensing all or a portion of the Property (or to consent to any sublease) to related or third party tenants, subtenants or licensees so long as each said tenant, subtenant or licensee, as the case may be, is obligated by the term of its lease, sublease or license to use its premises solely for one or more of the Permitted Uses.

          (b) Notwithstanding anything to the contrary set forth in this Agreement, in the event that a Change in Law shall occur which prohibits or materially limits any of the Permitted Uses, and said Change in Law was not initiated by Unither or acquiesced by Unither, then this Agreement shall thereupon automatically terminate (including without limitation the Construction Covenant and the Permitted Use Covenant) and be of no further force or effect. Upon request made by Unither to the County after the effective date of such a Change on Law, the County shall promptly execute a written release of this Agreement to be recorded among the Land Records of Montgomery County, Maryland.

     4. Default under Construction Covenant; Remedy.

          (a) A “Construction Covenant Event of Default” shall be deemed to have occurred under this Agreement after the occurrence of all of the following:

(i)	A violation of the covenant set forth paragraph 2(a) above shall have occurred; and

(ii)	the County shall have provided to Unither a written notice of default describing the alleged violation in reasonable detail (the “Notice of Construction Covenant Default”); and

(iii)	Unither has failed to cure said violation within ninety (90) days after Unither’s receipt of the Notice of Construction Covenant Default (or, if the cure of the violation cannot reasonably be cured within said 90-day period and if Unither has commenced action to cure said violation within said 90-day period and continues diligently to pursue said cure, such longer time as may be reasonably necessary to cure such violation) (said cure period, the “Cure Period”).

          (b) The County’s sole and exclusive remedy in the event of an occurrence of a Construction Covenant Event of Default shall be to elect to repurchase the entire Property (including the then-existing improvements), strictly in accordance with the provisions set forth in subparagraphs 4(b)(i) through (iv) below (the “Repurchase Right”).

               (i) The County shall exercise the Repurchase Right by providing written notice to Unither (the “Exercise Notice”) no more than thirty (30) days after the expiration of the Cure Period. If the County shall fail to provide the Exercise Notice within said thirty (30) day period, the County shall be deemed to have waived its right to exercise its Repurchase Right with respect to said Construction Covenant Event of Default.

               (ii) Upon exercise of the Repurchase Right, the County shall repurchase the Property (including without limitation any improvements constructed thereon) but excluding all personal property located thereon or therein) at the Repurchase Price. The County’s repurchase right shall exclude all of Unither’s personal property located on the Property (other than such fixtures and other items of personal property which are included as part of the Additional Investment Costs), which personal property shall be removed by Unither prior to the closing of the repurchase and shall all times remain the property of Unither unencumbered by this Agreement. Unither shall exercise due care in the removal of its personal property from the Property and Unither shall be responsible for the costs of repairing any damage caused to the improvements as a result of such removal. In the event that the Repurchase Price includes payment for documents, warranties, plans and/or specifications related to the Project and stored or maintained at a location other than the Property, Unither will, to the extent of its ownership rights therein, deliver or cause copies of such construction documents, warranties, plans and/or specifications to be delivered to the County at one or more locations to be prescribed by the County.

               (iii) The closing on the repurchase shall occur on a date after the date of the Exercise Notice that is mutually satisfactory to Unither and the County, but in no event shall such closing occur more than one hundred eighty (180) days after the date of the Exercise Notice. At the closing of the repurchase (i) Unither will, by special warranty deed, convey to County all of Unither’s right, title, and interest in the Property and all improvements thereon, free and clear of all liens and encumbrances except the title exceptions listed as “Permitted Exceptions” in the deed to Unither from the County and any other easements, covenants and restrictions encumbering the Property that Unither accepted after said closing; and (ii) the County shall pay to Unither the Repurchase Price by wire transfer of funds pursuant to wire instructions to be provided to the County prior to the closing of the repurchase. If the County provides the Exercise Notice but fails, for any reason other than a breach or default by Unither, to close on the repurchase as aforesaid, the County shall waive all of its rights to repurchase the Property and this Agreement (including the Construction Covenant, the Permitted Uses Covenant, and the

Repurchase Right) shall be deemed terminated without further action by any party, and Unither may thereafter sell, use or lease the Property free and clear thereof.

               (iv) Upon closing on the repurchase and the payment by the County to Unither of the Repurchase Price, the County and Unither agree that each shall be released of any and all liability to the County with respect to the Property, including without limitation arising by virtue of this Agreement.

     5. Default under Permitted Uses Covenant; Remedy.

          (a) A “Use Covenant Event of Default” shall be deemed to have occurred under this Agreement after the occurrence of all of the following:

(i)	A violation of the covenant set forth paragraph 3(a) above shall have occurred; and

(ii)	the County shall have provided to Unither a written notice of default describing the alleged violation in reasonable detail (the “Notice of Default”); and

(iii)	Unither has failed to cure said violation within ninety (90) days after Unither’s receipt of the Notice of Default (or, if the cure of the violation cannot reasonably be cured within said 90-day period and if Unither has commenced action to cure said violation within said 90-day period and continues diligently to pursue said cure, such longer time as may be reasonably necessary to cure such violation).

          (b) The County’s sole and exclusive remedy in the event of an occurrence of a Use Covenant Event of Default shall be to enforce the Permitted Use Covenant by seeking from the Circuit Court for Montgomery County, Maryland, an appropriate injunction to enjoin the violation of the Permitted Uses Covenant. Unither acknowledges that, upon a violation of the Permitted Uses Covenant, the County would suffer damages that would not be compensated adequately by the award of money damages or other remedy at law alone. Accordingly, Unither agrees that the issuance of an injunction enjoining the violation of Permitted Uses Covenant would be appropriate. Unither shall raise no defense to any petition for an injunction sought by the County under this subparagraph except to argue, if appropriate, that the use in question is, in fact, one of the Permitted Uses. In the event of an occurrence of a Use Covenant Event of Default, (i) the County shall have no right to seek monetary damages and the County hereby waives any such right, and (ii) the County would have no right to repurchase the Property (or any portion thereof).

     6. Effective Period. This Agreement shall be valid commencing on the date of this Agreement and shall terminate automatically (and without the need for any further documentation to be executed or recorded by any party) on the date that is seven (7) years after the initial use and occupancy certificate for the initial phase of the Project is issued by Montgomery County, Maryland (the “Effective Period”). Upon request made by Unither to the County after the Effective Period has expired, the County shall promptly execute a written release of this Agreement to be recorded among the Land Records of Montgomery County, Maryland.

     7. Benefit and Burden. Each provision of this Agreement is, during the Effective Period, (i) an equitable servitude upon and a covenant running with, encumbering and burdening, during the Effective Period, the Property and (ii) binding upon Unither and all others who may hereafter obtain any interest in or to all or any portion of the Property. Each provision of this Agreement is, during the Effective Period, enforceable (only as permitted by paragraphs 4 and 5 of this Agreement, as applicable) by the County.

     8. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Maryland. In the event of any dispute arising with respect to this Agreement, the parties agree that venue shall be in the Circuit Court for Montgomery County, Maryland.

     9. Notices. Any notices, consents or other communications required or permitted to be given pursuant to this Agreement must be in writing and shall be deemed to have been delivered (a) if delivered in person or via courier, when received at the address of the person to whom notice is given, (b) if sent by a nationally recognized overnight delivery service (e.g., Federal Express, UPS, Airborne Courier), on the first (1st) business day after receipt by such delivery service for overnight delivery, or (c) if sent by certified United States Mail (except where actual receipt is specified in this Agreement), on the earlier of the date actually received or two (2) business days after deposited in a receptacle provided by the United States Post Office, addressed to the intended Parties at the following respective addresses:

If to the County:	Montgomery County Government
Chief Administrative Officer
101 Monroe Street, Second Floor
Rockville, Maryland 20850

With a copy that does not constitute notice to:

Montgomery County Government
Department of Public Works and Transportation
101 Monroe Street, 10th Floor
Rockville, Maryland 20850
Attention: Director

With a copy that does not constitute notice to:

Montgomery County Government
Department of Economic Development
101 Monroe Street, 15th Floor
Rockville, Maryland 20850
Attention: Director

With a copy that does not constitute notice to:

County Attorney for Montgomery County, Maryland
101 Monroe Street, 3rd Floor
Rockville, Maryland 20850
Attn.: County Attorney

If to Unither:	Unither Pharmaceuticals, Inc.
1110 Spring Street
Silver Spring, Maryland 20910
Attn: General Counsel

With a copy that does not constitute notice to:

Holland & Knight LLP
3 Bethesda Metro Center, Suite 800
Bethesda, Maryland 20814
Attn. Jerald S. Cohn, Esq.

or to such other substitute address and/or addressee as any party hereto shall designate by written notice to the other party in accordance with the terms of this paragraph; provided, however, that no such notice of change of address and/or addressee shall be effective unless and until actually received by the party to whom such notice is sent.

     10. Binding Effect; Survival. This Agreement shall be binding, during the Effective Period, upon Unither and all others who may hereafter obtain any interest in or to all or any portion of the Property.

     11. Partial Invalidity. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be invalid or unenforceable, the remainder of this Agreement, and the application of that provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     12. Interpretation. The article and section headings used in this Agreement are for convenience only and shall not enter into the interpretation of this Agreement. If any date upon which action is required under this Agreement shall be a Saturday, Sunday, or legal holiday, the date for such action shall be extended to the first regular business day after such date which is not a Saturday, Sunday or legal holiday. The Recitals set forth in this Agreement are incorporated into and made a part of this Agreement.

     13. No Third-Party Beneficiaries. No party other than the County shall have any rights under this Agreement, as third-party beneficiaries or otherwise.

     14. Entire Declaration. This Agreement contains the entire agreement between the parties regarding the subject matter of this Agreement. There are no promises, agreements, conditions, undertakings, warranties, or representations, oral or written, express or implied, between the parties relating to the subject matter hereof, other than as set forth in this Agreement. This Agreement is intended by the parties to be an integration of all prior or contemporaneous promises, agreements, conditions, negotiations, and undertakings between them. This Agreement shall not be construed more strictly against one party than against the other party merely because its may have been prepared by counsel for one of the parties, it being recognized and agreed that all parties are thoroughly familiar with the terms and provisions of this Agreement and, together with their respective counsel, have actively participated in the preparation of this Agreement.

     15. Modifications, Waivers, and Consents. Modifications, waivers, and consents respecting this Agreement shall only be binding if in writing and signed by Unither (or its successor or assigns) and the County. In addition, no modification of this Agreement shall be effective unless and until duly recorded among the Land Records of Montgomery County, Maryland.

     16. No Partnership. This Agreement is not intended to, and does not, create a joint venture, partnership, or any other similar relationship between the parties.

     17. No Waiver. Except as otherwise expressly provided in this Agreement, (i) no delay or omission by the County in exercising any right or power accruing upon Unither’s non-compliance with or failure to perform any of the provisions of this Agreement shall impair or be construed to be a waiver of any such right or power, and (ii) a waiver by the County of any of the obligations of Unither under this Agreement in one instance shall not be construed to be a waiver of any subsequent breach of that obligation or a waiver of any other term, covenant, or condition of this Agreement.

     18. Estoppel Certificates. The County shall, without charge, at any time and from time to time hereafter, within twenty (20) days after written request of Unither, certify by written instrument, duly executed and acknowledged, to any mortgagee, proposed mortgagee, proposed purchaser or proposed tenant (collectively, the “Addressee”): (i) whether this Agreement has been supplemented or amended, and, if so, the substance and manner of the supplement or amendment; (ii) whether any default exists under this Agreement, and, if so, a description of each such default; (iii) whether any offsets, counterclaims or defenses exist on the part of the responding party with respect to its obligations under this Agreement, and, if so, the nature and amount of such offsets, counterclaims or defenses; and (iv) such other matters as maybe reasonably requested. Subject to the foregoing, any such certification shall be in form and substance acceptable to the County and shall provide that the certificate is for the sole benefit of the Addressee and may not be relied upon by any other person or entity. The certificate shall estop the County from asserting a defense or claim against the Addressee that is inconsistent with the facts contained in the certificate, but only to the extent the Addressee relied upon the statement of fact and had no actual knowledge of any facts that were inconsistent with the facts contained in the certificate. Regardless of any inaccuracy or misstatement contained therein, said certificate shall create no liability on the part of the County to the Addressee.

     19. Recordation. Unither shall pay all costs of recording this Agreement, including, without limitation, the costs of tax certificates, notary fees, documentary stamps, all transfer and recordation taxes, and recording charges.

     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have caused this Restrictive Covenant and Repurchase Agreement to be executed as of the above written date.

UNITHER:

UNITHER PHARMACEUTICALS, INC., a Delaware corporation

By:

Name:

Title:

COUNTY:

MONTGOMERY COUNTY, MARYLAND

By:

Douglas M. Duncan,
County Executive

APPROVED AS TO FORM AND LEGALITY

By:

Date:	, 2003

STATE OF MARYLAND	)
) : ss
COUNTY OF MONTGOMERY	)

     On this         day of                , 2003, before me, personally appeared Douglas M. Duncan, who acknowledged himself to be the County Executive of Montgomery County, Maryland, a political subdivision of the State of Maryland, and that he, as said as County Executive, executed the foregoing Restrictive Covenant and Repurchase Agreement for the purposes therein contained.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

     THIS IS TO CERTIFY that the within instrument has been prepared by or under the supervision of the undersigned Maryland attorney.

Jerald S. Cohn